EXHIBIT 99.1

For Immediate Release

ROCKY MOUNTAIN CHOCOLATE FACTORY, INC. REPORTS

SECOND QUARTER OPERATING RESULTS

DURANGO, Colorado (October 14, 2014) – Rocky Mountain Chocolate Factory, Inc. (Nasdaq Global Market: RMCF) (the “Company”) today reported its operating results for the second quarter and first half of FY2015 (the three and six months ended August 31, 2014). The Company franchises and operates gourmet chocolate and confection stores and manufactures an extensive line of premium chocolates and other confectionery products. Its 40%-owned subsidiary, U-Swirl, Inc. (OTCQB: SWRL) (“U-Swirl”), franchises and operates self-serve frozen yogurt cafés. Rocky Mountain Chocolate Factory will host an investor conference call today at 4:15 p.m. Eastern Time to discuss its operating results and other topics of interest (see details below).

SECOND QUARTER HIGHLIGHTS

●

Net income attributable to RMCF shareholders totaled $877,356, or $0.14 per basic share and diluted share, in the three months ended August 31, 2014, compared with net income attributable to RMCF shareholders of $1,027,784, or $0.17 per basic share and $0.16 per diluted share, in the three months ended August 31, 2013.

●

Adjusted diluted earnings per share, a non-GAAP measure defined later in this release, improved 25.0 percent to $0.20 in the quarter ended August 31, 2014, compared with $0.16 in the quarter ended August 31, 2013.

●	Adjusted EBITDA, a non-GAAP measure defined later in this release, increased 29.6 percent to $2,551,000 in the quarter ended August 31, 2014, versus $1,968,000 in the quarter ended August 31, 2013.

●	U-Swirl reported net income of $86,678 in the three months ended August 31, 2014, compared with net income of $159,792 in the same period of the prior year.

●

Total revenue increased 9.2 percent to approximately $9.5 million in the quarter ended August 31, 2014, compared with approximately $8.7 million in the quarter ended August 31, 2013. Same-store sales at the Company’s domestic Rocky Mountain Chocolate Factory store locations increased 2.6 percent in the quarter ended August 31, 2014, when compared with the same period in the prior year. Same-store pounds of product purchased from the Company’s factory in Durango declined 4.3 percent from prior-year levels.

●

Factory sales decreased slightly, 0.4 percent, in the quarter ended August 31, 2014, relative to the prior-year period, while factory gross margin declined to 32.7 percent of factory sales, from 35.8 percent a year earlier.

●

Retail sales rose 0.4 percent in the three months ended August 31, 2014, when compared with the prior-year period, while retail gross margin declined to 65.6 percent of retail sales in quarter ended August 31, 2014, versus 67.0 percent in the quarter ended August 31, 2013.

●

Royalty and marketing fees increased 37.6 percent in the quarter ended August 31, 2014 from the year-earlier period, primarily due to a 71.8 percent increase in the number of domestic stores in operation, as the result of U-Swirl’s acquisition of three self-serve frozen yogurt franchising companies in January and February 2014.

●	Franchise fees increased 139.3 percent to $147,900 in the quarter ended August 31, 2014, versus $61,800 in the quarter ended August 31, 2013.

●	Operating income declined 10.2 percent to $1,429,141 in the most recent quarter, compared with operating income of $1,591,740 in the second quarter of the previous fiscal year.

●

The Company’s franchisees and licensees opened 1 domestic Rocky Mountain Chocolate Factory store, 4 international licensed stores, and 2 co-branded Cold Stone Creamery stores during the quarter ended August 31, 2014. U-Swirl and its franchisees opened 3 self-serve frozen yogurt cafés in the quarter ended August 31, 2014.

●

Following the end of the second quarter of FY2015, the Company’s licensee in the Kingdom of Saudi Arabia opened its first two Rocky Mountain Chocolate Factory stores, illustrating the continued execution of the Company’s international expansion initiative.

●	On September 12, 2014, the Company paid its 45th consecutive quarterly cash dividend to shareholders, in the amount of $0.11 per share.

MANAGEMENT COMMENTS

“Although our Company’s GAAP earnings declined in the second quarter of Fiscal 2015, due primarily to non-recurring restructuring and asset impairment charges, our non-GAAP adjusted diluted earnings per share improved 25.0 percent when compared with the prior-year quarter,” stated Bryan Merryman, Chief Operating Officer and Chief Financial Officer of the Company. “While some of the factors that caused year-to-date GAAP earnings to decline from Fiscal 2014 levels were beyond our control, such as the impact of harsh winter storms upon store customer traffic in the first quarter and higher chocolate prices in the first half of Fiscal 2015, the greatest impact was from an erosion in second quarter profitability at our 40%-owned U-Swirl subsidiary. Last month, we announced a re-configuration of U-Swirl’s management team that we believe will allow the subsidiary to benefit from greater economies of scale, reductions in corporate overhead, and a rationalization of expense structures within the network of self-serve frozen yogurt brands that have been acquired over the past couple of years. The new corporate management team at U-Swirl is comprised of experienced executives with decades of experience in finance, operations and franchise marketing and support activities.”

“Over the next 12 to 18 months, we intend to aggressively pursue the following strategic objectives, some of which have already been implemented, in order to realize the full potential of U-Swirl’s consolidation strategy within the self-serve frozen yogurt segment of the $6 billion away-from-home frozen desserts industry:

●	Elimination of duplicate and/or redundant personnel positions in order to reduce corporate overhead;
●	Changes in U-Swirl’s corporate management team and Board of Directors to enhance the subsidiary’s ability to work more closely with its parent company, Rocky Mountain Chocolate Factory;
●

Taking advantage of the resources available from Rocky Mountain Chocolate Factory, which has over 33 years of experience in the development and successful execution of franchise support, franchise marketing and in-store sales promotion strategies;

●	Closure of U-Swirl’s corporate facility in Henderson, Nevada and relocation of the subsidiary’s headquarters to Rocky Mountain Chocolate Factory’s facility in Durango, Colorado; and
●

Development of a strategy to take full advantage of co-branding opportunities that allow consumers to purchase U-Swirl’s frozen yogurt desserts and Rocky Mountain Chocolate Factory products in a single store location.”

“While we continue to move forward with negotiations that can expand the international footprint of our Rocky Mountain Chocolate Factory franchising activities into a number of additional countries, I am particularly proud to announce the recent opening of the initial two stores by our licensee in the Kingdom of Saudi Arabia,” continued Merryman. “These two stores are located in very upscale retail shopping venues and are substantially larger than typical Rocky Mountain Chocolate Factory locations. While we do not expect to alter our franchise store layout in other countries, we are very pleased with these ‘showcase’ stores in a new geographic market.”

“Our operating results for the first half of Fiscal 2015 were negatively impacted by certain non-recurring restructuring, acquisition and asset impairment charges that were primarily responsible for the reduction in GAAP earnings relative to the prior-year period. Our goal is to aggressively implement key elements of our expense rationalization strategy at U-Swirl in coming months, and we are optimistic that the Company’s profitability will improve during the second half of the fiscal year. On a longer-term basis, we are confident that our international expansion, co-branding, sales channel expansions with unique new products, and frozen yogurt industry consolidation strategies will significantly benefit the operating results of Rocky Mountain Chocolate Factory. Our balance sheet remains strong, with a capital structure consisting of over $23.6 million in shareholders’ equity and only $5.7 million in long-term debt. Cash and equivalents increased 43% to $8.4 million during the first half of Fiscal 2015 and currently exceed total borrowings under our bank lines of credit. We recently paid our 45th consecutive quarterly cash dividend and remain committed to the realization of the greatest value for our shareholders in coming years.”

SECOND QUARTER OPERATING RESULTS

For the quarter ended August 31, 2014, revenue increased 9.2 percent to approximately $9.5 million, compared with revenue of approximately $8.7 million in the quarter ended August 31, 2013. The increase was attributable to increased royalty and marketing fees and higher franchise fees, partially offset by a slight decline in factory sales.

System-wide, same-store sales at the Company’s domestic Rocky Mountain Chocolate Factory store locations increased 2.6 percent in the most recent quarter when compared with the quarter ended August 31, 2013.

Total factory sales declined 0.4 percent to approximately $4.8 million in the second quarters of FY2014 and FY2015 due primarily to a 4.3 percent decrease in same-store pounds of product purchased by domestic franchised stores and a 5.8 percent decrease in the average number of domestic Rocky Mountain Chocolate Factory franchised stores in operation, partially offset by a 48.7 percent increase in shipments of product to customers outside of the Company’s network of franchised and licensed retail stores. Factory adjusted gross margin declined by 310 basis points to 32.7 percent of factory sales in the most recent quarter, compared with 35.8 percent a year earlier. The decrease in factory gross margin was due primarily to an increase in certain raw materials costs, including chocolate, and a decline in manufacturing efficiencies associated with a 2.2 percent reduction in production volume relative to the second quarter of the previous fiscal year.

Retail sales increased 0.4 percent to approximately $1.9 million in the second quarters of FY2014 and FY2015. The increase was primarily due to increased performance of Company-owned locations acquired or commencing operation during the prior fiscal year, offset by the closure or sale of certain under-performing locations. Same-store sales at Company-owned locations decreased 1.0 percent in the quarter ended August 31, 2014 when compared with the quarter ended August 31, 2013. Retail gross margin declined to 65.6 percent of retail sales in the quarter ended August 31, 2014, from 67.0 percent of retail sales in the quarter ended August 31, 2013.

Royalties and marketing fees rose 37.6 percent to approximately $2.6 million in the most recent quarter, compared with approximately $1.9 million a year earlier, due to a 71.8 percent increase in the number of domestic franchise stores in operation that primarily reflected U-Swirl’s acquisition of the CherryBerry, Yogli Mogli and Fuzzy Peach franchise systems and the associated increase in franchise revenue. This increase was partially offset by a decrease in the average number of domestic Rocky Mountain Chocolate Factory franchised stores in operation from 225 in the quarter ended August 31, 2013 to 212 during the quarter ended August 31, 2014. During the quarter ended August 31, 2014, Rocky Mountain Chocolate Factory franchisees and licensees opened 1 new domestic store, 2 new co-branded Cold Stone Creamery stores and 4 international stores. U-Swirl franchisees opened 3 new stores during the quarter ended August 31, 2014. Complete lists of stores are available on the Company’s websites at www.rmcf.com and www.u-swirl.com.

Franchise fees rose 139.3 percent to approximately $147,900 in the quarter ended August 31, 2014, versus approximately $61,800 in year-earlier quarter, primarily as a result of the sale of three Company-operated cafés to a franchisee and the associated franchise fees recognized.

Income from operations declined 10.2 percent in the most recent quarter to approximately $1.4 million, compared with approximately $1.6 million a year earlier. The decline in operating income resulted from $584,661 in non-recurring restructuring related expenses in the three months ended August 31, 2014, whereas no such expenses were incurred in the prior-year period.

Net interest expense totaled $46,777 in the quarter ended August 31, 2014, compared with net interest income of $15,324 in the year-earlier quarter. The increase in interest expense was due to the payment of $61,334 in interest costs in the most recent quarter as a result in an increase in outstanding debt, whereas the Company incurred no interest expense in the quarter ended August 31, 2013.

Net income attributable to the Company’s shareholders decreased 14.6 percent to $877,356, or $0.14 per basic share and diluted share, in the quarter ended August 31, 2014, compared with net income attributable to RMCF shareholders of $1,027,784, or $0.17 per basic share and $0.16 per diluted share, in the quarter ended August 31, 2013. The year-over-year decline in net income was due primarily to an increase in restructuring costs and the impairment of certain long-lived assets as a result of management changes and other restructuring of the U-Swirl business.

U-Swirl recorded a net income of $86,678 in the quarter ended August 31, 2014, compared with net income of $159,792 in the prior-year quarter.

Adjusted net income (a non-GAAP financial measure defined later in this release) for the quarter ended August 31, 2014 improved 27.9 percent to $1,320,000, or $0.20 per diluted share, compared with $1,032,000, or $0.16 per diluted share, in the second quarter of the previous fiscal year.

Adjusted EBITDA (a non-GAAP financial measure defined later in this release) for the quarter ended August 31, 2014 increased 29.6 percent to $2,551,000, versus $1,968,000 in the second quarter of the previous fiscal year.

SIX-MONTH OPERATING RESULTS

For the six months ended August 31, 2014, revenue increased 5.0 percent to approximately $19.8 million, compared with revenue of approximately $18.8 million in the six months ended August 31, 2013. The revenue increase was attributable to increased royalties and marketing fees, and higher retail sales, partially offset by a reduction in factory sales and franchise fees relative to the prior-year period.

System-wide, same-store sales at the Company’s domestic Rocky Mountain Chocolate Factory store locations increased 1.6 percent in the six months ended August 31, 2014 when compared with the corresponding period of the prior year.

Total factory sales declined 3.9 percent to approximately $10.6 million in the six months ended August 31, 2014, versus approximately $11.1 million a year earlier, primarily due to a 3.6 percent decrease in same-store pounds of product purchased by domestic franchised stores, a 6.2 percent decrease in the average number of domestic Rocky Mountain Chocolate Factory franchised stores in operation, and a 1.4 percent decrease in shipments of product to customers outside of the Company’s network of franchised and licensed retail stores. Factory gross margin declined by 220 basis points to 30.5 percent of factory sales in the six months ended August 31, 2014, compared with 32.7 percent a year earlier. The decline in factory gross margin was due primarily to an increase in certain raw materials costs, including chocolate, and a decline in manufacturing efficiencies associated with 8.3 percent lower production volumes relative to the six months ended August 31, 2013.

Retail sales increased 2.5 percent to approximately $3.9 million in the six months ended August 31, 2014, versus approximately $3.8 million in the year-earlier period, primarily due to changes in the number of stores operated by the Company. Same-store sales at Company-owned locations decreased 1.2 percent in the six months ended August 31, 2014 when compared with the six months ended August 31, 2013. Retail gross margin was unchanged at 66.3 percent of retail sales in the first six months of both FY2014 and FY2015.

Royalties and marketing fees rose 38.8 percent to approximately $5.0 million in the six months ended August 31, 2014, compared with approximately $3.6 million in the prior-year period, due to an increase in the number of domestic franchise stores in operation resulting from U-Swirl’s acquisitions, partially offset by a decrease in the average number of domestic Rocky Mountain Chocolate Factory franchised stores in operation.

Franchise fees declined 39.3 percent to approximately $205,300 in the six months ended August 31, 2014, versus approximately $338,200 in year-earlier period, primarily as a result of the recognition of Rocky Mountain Chocolate Factory international license fees in the six months ended August 31, 2013. No international licensing fees were recognized in the six months ended August 31, 2014.

Income from operations declined 18.6 percent in the six months ended August 31, 2014 to approximately $2.8 million, compared with approximately $3.4 million in the prior-year period. The decline in operating income resulted from $709,212 in non-recurring restructuring and acquisition-related expenses in the six months ended August 31, 2014 whereas no such expenses were incurred in the prior-year period.

Net interest expense totaled $95,601 in the six months ended August 31, 2014, compared with net interest income of $26,988 in the year-earlier period. The increase in interest expense was due to the payment of $122,667 in interest costs in the most recent six-month period, whereas the Company incurred no interest expense in the six months ended August 31, 2013.

Net income attributable to the Company’s shareholders decreased 28.0 percent to $1,588,690, or $0.26 per basic share and $0.25 per diluted share, in the six months ended August 31, 2014, compared with net income attributable to RMCF shareholders of $2,207,091, or $0.36 per basic share and $0.35 per diluted share, in the six months ended August 31, 2013.

U-Swirl recorded a 41.3 percent improvement in net income, which totaled $463,241 in the six months ended August 31, 2014, compared with net income of $327,871 in the corresponding period of the previous fiscal year.

Adjusted net income for the six months ended August 31, 2014 improved 0.9 percent to $2,244,000, or $0.35 per diluted share, compared with $2,225,000, or $0.35 per diluted share, in the six months ended August 31, 2013.

Adjusted EBITDA for the six months ended August 31, 2014 increased 11.9 percent to $4,694,000, versus $4,193,000 in the prior-year period.

Non-GAAP Financial Measures

Adjusted EBITDA, a non-GAAP financial measure, is computed by adding depreciation and amortization, equity compensation expenses, impairment charges, restructuring charges, and acquisition-related costs to GAAP income from operations.

Adjusted net income, a non-GAAP financial measure, is computed by adding equity compensation expenses, impairment charges, restructuring charges and acquisition-related costs to GAAP net income and deducting the net fair value adjustment related to the convertible note between RMCF and SWRL from GAAP net income. These figures are adjusted to reflect a federal and state statutory tax rate of 37 percent.

Cash Dividends

On September 12, 2014, the Company paid its 45th consecutive quarterly cash dividend, in the amount of $0.11 per share, to shareholders of record at the close of business on September 2, 2014.

Investor Conference Call

The Company will host an investor conference call today, October 14, 2014, at 4:15 p.m. Eastern Time (EDT), to discuss its operating results for the quarter and six months ended August 31, 2014, along with other topics of interest. To participate in the conference call, please dial 1-877-374-8416 (international and local participants dial 412-317-6716) approximately five minutes prior to 4:15 p.m. EDT on October 14, 2014 and ask to be connected to the “Rocky Mountain Chocolate Factory Conference Call.”

A replay of the conference call will be available one hour after completion of the call until Tuesday, October 21, 2014 at 5:00 p.m. EDT by dialing 877-344-7529 (international and local participants dial 412-317-0088) and entering the conference I.D.# 10053981.

About Rocky Mountain Chocolate Factory, Inc.

Rocky Mountain Chocolate Factory, Inc., headquartered in Durango, Colorado, is an international franchiser of gourmet chocolate, confection and self-serve frozen yogurt stores and a manufacturer of an extensive line of premium chocolates and other confectionery products. As of October 14, 2014 the Company, its subsidiaries and its franchisees operated 642 Rocky Mountain Chocolate Factory and self-serve frozen yogurt stores in 42 states, Canada, Japan, South Korea, The United Arab Emirates, The Kingdom of Saudi Arabia, Pakistan and Turkey. The Company’s common stock is listed on The Nasdaq Global Market under the symbol “RMCF.” The common stock of U-Swirl trades on the OTCQB market under the symbol “SWRL.”

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements involve risks and uncertainties, and the Company undertakes no obligation to update any forward-looking information. Risks and uncertainties that could cause cash flows to decrease or actual results to differ materially include, without limitation, seasonality, consumer interest in the Company’s products, general economic conditions, consumer and retail trends, costs and availability of raw materials, competition, the success of the Company’s co-branding agreement with Cold Stone Creamery Brands, the success of international expansion efforts, including but not limited to new store openings, the success of U-Swirl. and other risks. Readers are referred to the Company’s periodic reports filed with the SEC, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements. The information contained in this press release is a statement of the Company’s present intentions, beliefs or expectations and is based upon, among other things, the existing business environment, industry conditions, market conditions and prices, the economy in general and the Company’s assumptions. The Company may change its intentions, beliefs or expectations at any time and without notice, based upon any changes in such factors, in its assumptions or otherwise. The cautionary statements contained or referred to in this press release should be considered in connection with any subsequent written or oral forward-looking statements that the Company or persons acting on its behalf may issue.

For Further Information, Contact Bryan J. Merryman COO/CFO (970) 375-5678

(Financial Highlights Follow)

 STORE INFORMATION

	New stores opened during
	three months ended	Stores open as of
	August 31, 2014	August 31, 2014
United States
Rocky Mountain Chocolate Factory
Franchise Stores	1	212
Company-Owned Stores	0	5
Cold Stone Creamery	2	66
International License Stores	4	72
U-Swirl, Inc.
Franchise Stores	3	281
Company-Owned Stores	0	9
International License Stores	0	6
Total	10	651

SELECTED CONSOLIDATED BALANCE SHEET DATA

(in thousands)

	August 31, 2014	February 28, 2014
Current Assets	$19,435	$16,992
Total Assets	$38,651	$37,466
Current Liabilities	$8,224	$7,958
Stockholder's Equity	$23,672	$22,165

Interim Unaudited

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

	Three Months Ended August 31,		Three Months Ended August 31,
	2014	2013	2014	2013
Revenues
Factory sales	$4,776	$4,797	50.5%	55.4%
Royalty and marketing fees	2,636	1,915	27.9%	22.1%
Franchise fees	148	62	1.6%	0.7%
Retail sales	1,898	1,890	20.1%	21.8%
Total Revenues	9,458	8,664	100.0%	100.0%

Costs and expenses
Cost of sales	3,868	3,701	40.9%	42.7%
Franchise costs	519	519	5.5%	6.0%
Sales and marketing	584	463	6.2%	5.3%
General and administrative	1,175	1,208	12.4%	13.9%
Retail operating	933	944	9.9%	10.9%
Depreciation and amortization	366	236	3.9%	2.7%
Restructuring and acquisition related charges	584	-	6.2%	0.0%
Total Costs and Expenses	8,029	7,071	84.9%	81.6%

Income from operations	1,429	1,593	15.1%	18.4%

Other income (expense)
Interest expense	(61)	-	-0.6%	0.0%
Interest income	15	15	0.2%	0.2%
Other, net	(46)	15	-0.5%	0.2%

Income before income taxes	1,383	1,608	14.6%	18.6%

Provision for income taxes	453	511	4.8%	5.9%

Consolidated Net income	930	1,097	9.8%	12.7%

Less: Net (loss) income attributable to non-controlling interest	52	69	0.5%	0.8%

Net income attributable to RMCF	$878	$1,028	9.3%	11.9%

Basic Earnings Per Common Share	$0.14	$0.17

Diluted Earnings Per Common Share	$0.14	$0.16

Weighted Average Common Shares Outstanding	6,191,974	6,097,278

Dilutive Effect of Employee Stock Options	247,729	388,051

Weighted Average Common Shares Outstanding, Assuming Dilution	6,439,703	6,485,329

Interim Unaudited

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

	Six Months Ended August 31,		Six Months Ended August 31,
	2014	2013	2014	2013
Revenues
Factory sales	$10,646	$11,082	53.8%	58.8%
Royalty and marketing fees	5,050	3,638	25.5%	19.3%
Franchise fees	205	338	1.0%	1.8%
Retail sales	3,879	3,783	19.6%	20.1%
Total Revenues	19,780	18,841	100.0%	100.0%

Costs and expenses
Cost of sales	8,701	8,728	44.0%	46.3%
Franchise costs	1,065	998	5.4%	5.3%
Sales and marketing	1,230	968	6.2%	5.1%
General and administrative	2,586	2,479	13.1%	13.2%
Retail operating	1,973	1,785	10.0%	9.5%
Depreciation and amortization	740	472	3.7%	2.5%
Restructuring and acquisition related charges	709	-	3.6%	0.0%
Total Costs and Expenses	17,004	15,430	86.0%	81.9%

Income from operations	2,776	3,411	14.0%	18.1%

Other income (expense)
Interest expense	(122)	-	-0.6%	0.0%
Interest income	27	27	0.1%	0.1%
Other, net	(95)	27	-0.5%	0.1%

Income before income taxes	2,681	3,438	13.6%	18.2%

Provision for income taxes	814	1,095	4.1%	5.8%

Consolidated Net income	1,867	2,343	9.4%	12.4%

Less: Net (loss) income attributable to non-controlling interest	278	136	1.4%	0.7%

Net income attributable to RMCF	$1,589	$2,207	8.0%	11.7%

Basic Earnings Per Common Share	$0.26	$0.36

Diluted Earnings Per Common Share	$0.25	$0.35

Weighted Average Common Shares Outstanding	6,175,530	6,083,979

Dilutive Effect of Employee Stock Options	288,460	312,733

Weighted Average Common Shares Outstanding, Assuming Dilution	6,463,990	6,396,712

GAAP RECONCILIATION

ADJUSTED EBITDA

(in thousands)

	Three Months Ended August 31,		Change
	2014	2013
GAAP: Income from Operations	$1,429	$1,593	-10.3%
Depreciation and Amortization	366	236
Equity Compensation Expense	172	139
Impairment and Restructuring	584	-
Non-GAAP, adjusted EBITDA	$2,551	$1,968	29.6%

GAAP RECONCILIATION

ADJUSTED EBITDA

(in thousands)

	Six Months Ended August 31,		Change
	2014	2013
GAAP: Income from Operations	$2,776	$3,411	-18.6%
Depreciation and Amortization	740	472
Equity Compensation Expense	469	310
Impairment and Restructuring	709	-
Non-GAAP, adjusted EBITDA	$4,694	$4,193	11.9%

GAAP RECONCILIATION

ADJUSTED NET INCOME AND DILUTED EARNINGS PER SHARE

(in thousands, except share and per share data)

	Three Months Ended August 31,		Change
	2014	2013
GAAP: Net Income	$878	$1,028	-14.6%
Income tax adjustment to Statutory Rate of 37%	(59)	(84)
Equity Compensation Expense	108	88
Impairment and Restructuring	368	-
Net expense on derivative fair value	25	-
Non-GAAP, adjusted Net Income	$1,320	$1,032	27.9%

Non-GAAP, adjusted Diluted Earnings Per Share	$0.20	$0.16	25.0%

GAAP RECONCILIATION

ADJUSTED DILUTED EARNINGS PER SHARE

(in thousands, except share and per share data)

	Six Months Ended August 31,		Change
	2014	2013
GAAP: Net Income	$1,589	$2,207	-28.0%
Income tax adjustment to Statutory Rate of 37%	(178)	(177)
Equity Compensation Expense	295	195
Impairment and Restructuring	447	-
Net expense on derivative fair value	91	-
Non-GAAP, adjusted Net Income	$2,244	$2,225	0.9%

Non-GAAP, adjusted Diluted Earnings Per Share	$0.35	$0.35	0.0%